EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in the Registration Statement Number 33-48815 on Form S-8 dated June 24, 1992, Registration Statement Number 333-73306 on Form S-8 dated November 14, 2001, the Registration Statement Number 333-100841 on Form S-8 dated October 30, 2002 and the Registration Statement Number 333-113037 on Form S-3 dated February 24, 2004 (including the Post-Effective Amendment No. 2) of our report dated May 13, 2005, with respect to the consolidated financial statements and financial statement schedule of Mentor Corporation, Mentor Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mentor Corporation, included in this Annual Report on Form 10-K/A for the year ended March 31, 2005.

/s/ERNST & YOUNG LLP

Los Angeles, California
July 29, 2005